Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)(1)	629,017(1)(2)	$2.91(3)	$1,830,439(3)	0.00011020	$201.72
Equity	Common Stock, par value $0.0001 per share	457(h)(1)	695,983(1)(4)	$3.20(3)	$2,227,146(3)	0.00011020	$245.44
Total Offering Amounts					$4,057,585		$447.16
Total Fee Offsets							---
Net Fee Due							$447.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Represents shares of Common Stock issuable upon the exercise of options which have been granted under the 2021 Plan at an exercise price of $2.91 per share of Common Stock.
(3)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraph (h)(1) of Rule 457 of the Securities Act, on the basis of the average of the high and low prices of the Registrant’s shares of common stock as quoted on the Nasdaq Capital Market on March 23, 2023.

(4)	Represents shares of Common Stock issuable under the 2021 Plan (exclusive of the shares issuable upon the exercise of outstanding options as set forth in footnote (2)).